EXHIBIT 99.2

1847 HOLDINGS, LLC.

Pro Forma Combined Balance Sheet as of December 31, 2016

	1847 Holdings	Neese, Inc.	Pro-Forma Adjustments	JE#	Combined

ASSETS
Current Assets:
Cash	$-	$612,710	$(115,024)	(c)	$160,041
			(337,645)	(b)
Accounts receivable		375,417	-		375,417
Inventory		1,026,495	-		1,026,495
Prepaid expenses and other assets	369	-	-		369
Total current assets	369	2,014,622	(452,669)		1,562,322

Investments	6	-			6
Property and equipment, net	-	3,286,204	3,613,796	(a)	6,900,000

Total Assets	$375	$5,300,826	$3,161,127		$8,462,328

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
Accounts payable and accrued expenses	$561,378	$301,349	$-		$862,727
Advances, related party	108,878	-	-		108,878
Floorplan notes payable	-	798,000	(798,000)	(d)	-
Short term promissory note	-	-	625,000	(e)	625,000
Promissory note	-	-	1,025,000	(g)	1,025,000
Capital lease payable			600,000	(f)	600,000
Deferred income tax payable	-	91,000	-		91,000
Total current liabilities	670,256	1,190,349	1,452,000		3,312,605

Notes payable	-	115,024	(115,024)	(c)	-
Deferred income tax payable	-	791,063	-		791,063
Capital lease payable	-	-	2,640,000	(f)	2,640,000
Long term promissory note			1,250,000	(e)	1,250,000
Total long-term liabilities	670,256	906,087	3,774,976		4,681,063

Total liabilities	670,256	2,096,436	5,226,976		7,993,668

Stockholders' deficit
Allocation shares, 1,000 shares issued and outstanding	1,000	-	-		1,000
Common stock, 500,000,000 authorized, 77,887,500 shares outstanding of 1847 Holdings, Inc.	7	2,000	(2,000)	(i)	7
Additional paid in capital	14,999	-	-		14,999
Retained earnings (deficit)	(685,887)	3,202,390	(3,075,899)	(i)
			1,012,050	(h)	452,654

Total stockholders' deficit	(669,881)	3,402,390	(2,065,849)		468,660

Total liabilities and stockholders' deficit	$375	$5,300,826	$3,161,127		$8,462,328

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1847 HOLDINGS, LLC.

Pro Forma Combined Statement of Operations the year ended December 31, 2016

	1847 Holdings (1)	Neese, Inc. (2)	Pro-Forma Adjustments	JE#	Combined

Net sales	$-	$8,024,603	$-		$8,204,603
Cost of sales	-	4,590,862	-		4,590,862
Gross profit	-	3,433,741	-		3,433,741

Operating Expenses	269,844	3,196,250	-		3,466,094
Total operating expenses	269,844	3,196,250	-		3,466,094

Income (loss) before taxes and other income	(269,844)	237,491	-		(32,353)

Other Income
Gain on bargain purchase option	-	-	1,012,050	(h)	1,012,050
Total Other income	-	-	1,012,050		1,012,050

Income (loss) before taxes	(269,844)	237,491	1,012,050		979,697

Provision for income taxes	-	111,000	-		111,000

Net income (loss)	$(269,844)	$126,491	$1,012,050		$868,697

Basic and Diluted Loss per Share - Common Stock	$(0.00)	$63.24			$0.01

Weighted Average Number of Shares Outstanding:
Basic and Diluted Common Stock	77,887,500	2,000			77,887,500

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NOTES TO THE UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

NOTE 1 – DESCRIPTION OF THE TRANSACTION

On March 3, 2017, our wholly-owned subsidiary 1847 Neese Inc., or 1847 Neese, entered into a stock purchase agreement with Neese, and Alan Neese and Katherine Neese, pursuant to which 1847 Neese acquired all of the issued and outstanding capital stock of Neese, which we refer to as the Neese acquisition, for an aggregate purchase price of (i) $2,225,000 in cash (subject to certain adjustments), (ii) 450 shares of the common stock of 1847 Neese, constituting 45% of its capital stock, which we refer to as the purchase price shares, (iii) the issuance of a vesting promissory note in the principal amount of $1,875,000, and (iv) the issuance of a short term promissory note in the principal amount of $1,025,000.

The cash portion of the purchase price will be adjusted upward if Neese’s final certified balance sheet, as of a date on or about the closing date did not reflect a cash balance of at least $200,000. The cash balance on the closing date of March 3, 2017 amounted to approximately $338,000.

NOTE 2 – BASIS OF PRO FORMA PRESENTATION

The unaudited pro forma combined balance sheet as of December 31, 2016 combines the historical balance sheet of 1847 Holdings, LLC. with the historical balance sheet of Neese, Inc. and has been prepared as if the Neese, Inc. Acquisition had occurred on December 31, 2016. The unaudited pro forma combined statement of operations for the year ended December 31, 2016 combines the historical statement of operations of 1847 Holdings, LLC. with the historical statement of operations of Neese, Inc. and was prepared as if the Neese, Inc. Acquisition had occurred on January 1, 2016. The historical financial information is adjusted in the unaudited pro forma combined financial information to give effect to pro forma events that are (1) directly attributable to the proposed acquisition, (2) factually supportable, and (3) with respect to the combined statement of operations, expected to have a continuing impact on the combined results.

1847 Holdings, LLC. accounted for the acquisition in the unaudited pro forma combined financial information using the acquisition method of accounting in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 805 “Business Combinations” (“ASC 805”). In accordance with ASC 805, the Company used its best estimates and assumptions to assign fair value to the tangible and intangible assets acquired and liabilities assumed at the Acquisition Date. Gain on Bargain Purchase as of the Acquisition Date is measured as the excess of fair value of the net tangible assets and identifiable assets acquired over the purchase consideration.

The pro forma adjustments described below were developed based on 1847 Holdings, LLC. management’s assumptions and estimates, including assumptions relating to the consideration paid and the allocation thereof to the assets acquired and liabilities assumed from Neese, Inc. based on preliminary estimates to fair value. The final purchase consideration and allocation of the purchase consideration will differ from that reflected in the unaudited pro forma combined financial information after the final valuation procedures are performed and the amounts are finalized.

The unaudited pro forma combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or the consolidated financial position of the combined company would have been had the acquisition occurred on the dates assumed, nor are the necessarily indicative of future consolidated results of operations or financial position.

1847 Holdings, LLC. expects to incur costs and realize benefits associated with integrating the operations of 1847 Holdings, LLC. and Neese, Inc. The unaudited pro forma combined financial statements do not reflect the costs of any integration activities or any benefits that may result from operating efficiencies or revenue synergies. The unaudited pro forma combined statement of operations does not reflect any non-recurring charges directly related to the acquisition that the combined companies incurred upon completion of the Neese, Inc. acquisition.

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NOTE 3 – ESTIMATED PRELIMINARY PURCHASE PRICE CONSIDERATION

The preliminary fair value of the purchase consideration issued to the sellers of Neese was allocated to the net tangible assets acquired on March 3, 2017. The Company accounted for the 1847 Neese acquisition as the purchase of a business under GAAP under the acquisition method of accounting, the assets and liabilities acquired were recorded as of the acquisition date, at their respective fair values and consolidated with those of the Company. The fair value of the net assets acquired was approximately $6.0 million. The excess of the aggregate fair value of the net tangible assets has been treated as a gain on bargain purchase in accordance with ASC 805. The purchase price allocation was based, in part, on management’s knowledge of Neese's business. and is preliminary. Once the Company completes its analysis to finalize the purchase price allocation, which includes finalizing the valuation report from a third-party appraiser and a review of potential intangible assets, it is reasonably possible that, there could be significant changes to the preliminary values below.

Purchase Consideration

Amount of consideration:	$6,140,000

Assets acquired and liabilities assumed at preliminary fair value
Cash	$338,000
Accounts receivable	157,000
Inventories	1,246,000
Financing costs	52,000
Property and equipment	6,900,000
Other assets	85,000
Accounts payable and accrued expenses	(175,000)
Other liabilities	(28,000)
Net tangible assets acquired	$8,575,000

Total net assets acquired	$8,575,000
Consideration paid	6,140,000
Preliminary gain on bargain purchase	$2,435,000

NOTE 4 – ESTIMATED PRELIMINARY PURCHASE PRICE ALLOCATION

The table below represents the estimated preliminary purchase price allocation to the net assets acquired based on their estimated fair values, as well as the associated estimated useful lives of the acquired intangible assets. Such amounts were estimated using the most recent audited financial statements of Neese, Inc. as of December 31, 2016. 1847 Holdings, LLC. does not believe that using Neese, Inc.’s balances as of December 31, 2016 instead of March 30, 2017 will result in a materially different allocation, however, certain amounts, such as the balances of cash, accounts receivable, other assets, the net balance of property, equipment and leasehold improvements, accounts payable, bank loan, note payable and other liabilities will vary based upon changes in Neese, Inc.’s balances between December 31, 2016 and March 30, 2017, with offsetting changes to goodwill. As the final valuations are being performed, increases or decreases in the fair value of relevant balance sheet accounts will result in adjustments, which may result in material differences from the information presented herein.

Purchase Consideration ~ Estimated December 31, 2016

Amount of consideration:	$6,266,491

Assets acquired and liabilities assumed at preliminary fair value
Cash	$160,041
Accounts receivable	375,417
Inventories	1,026,495
Property and equipment	6,900,000
Accounts payable and accrued expenses	(301,349)
Deferred income taxes	(882,063)
Net tangible assets acquired	$7,278,541

Total net assets acquired	$7,278,541
Consideration paid	6,266,491
Preliminary gain on bargain purchase	$1,012,050

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NOTE 5 – PRO FORMA ADJUSTMENTS

The following is a description of the unaudited pro forma adjustments reflected in the unaudited pro forma combined financial statements:

(a)	The addition of property and equipment assets as a result of the estimated preliminary purchase price allocation amounted to $6,900,000.

(b)	Cash distribution of $337,645 to Alan Neese and Katherine Neese was made in March 2017.

(c)	Note payable was repaid in conjunction with the acquisition agreement.

(d)	Floor plan payable in the amount of $798,000 was repaid in conjunction with the acquisition agreement.

(e)	A portion of the purchase price under the Purchase Agreement was paid by the issuance of a vesting promissory note in the principal amount of $1,875,000 by 1847 Neese and Neese to the sellers (the “Vesting Note”). Payment of the principal and accrued interest on the Vesting Note is subject to vesting.

(f)	The cash portion of the purchase price was financed under a capital lease transaction for Neese’s equipment with Utica Lease Co, LLC, pursuant to a Master Lease Agreement, dated March 3, 2017, between Utica, as lessor, and 1847 Neese and Neese, as co-lessees. Under the Master Lease, the Lessor loaned an aggregate of $3,240,000 for certain of Neese’s equipment. The term of the Master Lease is for 51 months.

(g)	A portion of the purchase price under the Purchase Price was paid by the issuance of a short-term promissory note in the principal amount of $1,025,000 by 1847 Neese and Neese to the sellers (the “Short Term Note”). The Short Term Note bears interest on the outstanding principal amount at the rate of ten percent (10%) per annum and is due and payable in full on March 3, 2018; provided, however, that the unpaid principal, and all accrued, but unpaid, interest thereon shall be prepaid if at any time, and from time to time, the cash on hand of 1847 Neese and Neese exceeds $250,000 and, then, the prepayment shall be equal to the amount of cash in excess of $200,000 until the unpaid principal and accrued, but unpaid, interest thereon is fully prepaid.

(h)	The estimated gain of bargain purchase option for the acquisition of Neese, Inc.

(i)	Reclassification of Neese, Inc. equity assuming a January 1, 2016 acquisition date.

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